Exhibit (j)(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 93 to the Registration Statement No. 811-2105 on Form N-1A of Fidelity Fixed-Income Trust, of our report dated June 6, 2003 appearing in the Annual Report to Shareholders of Fidelity Inflation-Protected Bond Fund for the year ended April 30, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
June 26, 2003